EXHIBIT 8.2

                   [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P]

August 3, 2001

UroCor, Inc.
840 Research Parkway
Oklahoma City, Oklahoma  73104

Ladies and Gentlemen:

            You have requested our opinion concerning certain United States federal income tax consequences of the merger (the "Merger") of UroCor Acquisition Corp. ("Merger Sub"), a Delaware corporation and a direct wholly-owned subsidiary of Dianon Systems, Inc., a Delaware corporation ("Parent"), with and into UroCor, Inc., a Delaware corporation ("Company"), pursuant to the Agreement and Plan of Merger, dated as of June 28, 2001 (the "Merger Agreement"), by and among Parent, Merger Sub, and Company. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

            In connection with this opinion, we have examined and relied upon
(i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus of Parent and Company (the "Proxy Statement/Prospectus") included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, (iii) the representation letters dated the date hereof and delivered by Parent and Company to us pursuant to Section 5.14 of the Merger Agreement, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (all documents described in this sentence are collectively referred to as the "Documents").

            For purposes of this opinion, we have assumed (i) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, (ii) that the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) that all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) are true and accurate at all relevant times (including as of the effective time of the Merger), (iv) that the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) that none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Any change in the accuracy or completeness of any of the information,

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facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.

            The opinion expressed herein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, any of which may be changed at any time (possibly with retroactive effect). Any change in the authorities on which our opinion is based could affect our conclusions. We express no opinion other than as to the United States federal income tax matters set forth below. Our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

            Based upon and subject to the foregoing, it is our opinion that:

                  1. the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

                  2. Company, Parent and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

            Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any change (including any change that has retroactive effect) (i) in applicable law, or (ii) that causes any information, fact, statement, representation, covenant, Document or assumption on which our opinion is based to become untrue or incorrect.

            This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus, and to the reference to our firm under the headings "The Merger--Material Federal Income Tax Consequences of the Merger" and "Certain Legal Information--Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,



                                FULBRIGHT & JAWORSKI L.L.P.